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                                                                    EXHIBIT 3.57

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                  VALOR TELECOMMUNICATIONS ENTERPRISES II, LLC

      This Amended and Restated Limited Liability Company Agreement (this "Agreement") of Valor Telecommunications Enterprises II, LLC, is entered into effective as of this 31st day of January, 2002 by Valor Telecommunications Southwest II, LLC, as the sole member (the "Member") and Valor
Telecommunications Enterprises II, LLC (the "Company").

      The Company was formed on June 8, 2001 by the Initial Member as a sole member limited liability company pursuant to the Delaware Limited Liability Company Act (the "Delaware Act"), Del. Code Ann. tit. 6 Sections 18-101 et seq. The Member desires to amend and restate the Original Agreement.

      The Company has filed a Form 8832 with the Internal Revenue Service electing for federal income tax purposes to be an association taxable as a corporation.

      The parties further agree as follows:

            1. Name. The name of the limited liability company is Valor Telecommunications Enterprises II, LLC.

            2. Purpose. The Company was organized for the object and purpose of holding equity interests in certain companies and exercising all rights and privileges incident thereto, and engaging in any and all activities necessary, desirable, or incidental to the foregoing and engaging in any other lawful activities.

            3. Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Ste. 400, Wilmington, DE.

            4. Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company.

            5. Members. The name and address of the Member, which is the sole member of the Company, is as follows:

                        Valor Telecommunications Southwest II, LLC
                        Las Colinas Tower I
                        201 E. John Carpenter Freeway, Suite 200
                        Dallas, Texas 75062

            6. Management. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. The Member may appoint such officers of the Company, from time to time, as the

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Member deems necessary and advisable, and the Member may in its discretion delegate certain day-to-day management functions, powers and duties to those officers.

            7. Officers. The Member may delegate all or portion of its powers, duties, rights and responsibilities, including the authority to bind the Company, to one or more persons who shall be referred to as "officers" of the Company. The officers of the Company shall be chosen by the Member and shall consist of a Chief Executive Officer, President, a Secretary and a Treasurer and such other officers as may be deemed advisable by the Member. The initial officers of the Company are set forth in Annex A hereto.

            8. Opt-in to Article 8 of the Uniform Commercial Code. The Member hereby agrees that the Equity Interests of the Company shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

            9. Dissolution The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) with the consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

            10. Capital Contributions. Capital contributions to the Company shall be made at the times and as determined by the Member.

            11. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

            12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

            13. Assignment. The Member may assign its limited liability company interest, and the assignee may become a member of the Company, provided this Agreement shall be amended to evidence the same.

            14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

            15. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

            16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

            17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of this 31st day of January, 2002.

                                    VALOR TELECOMMUNICATIONS SOUTHWEST II, LLC

                                    By: /s/ Kenneth R. Cole
                                        -------------------------------------
                                    Name: Kenneth R. Cole
                                    Title: Chief Executive Officer

                                    VALOR TELECOMMUNICATIONS ENTERPRISES II, LLC

                                    By: /s/ Kenneth R. Cole
                                        -------------------------------------
                                    Name: Kenneth R. Cole
                                    Title: Chief Executive Officer

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                                     ANNEX A

                                INITIAL OFFICERS

Name:                                     Office:

Kenneth R. Cole                           Chief Executive Officer

Calvin R. Weinheimer                      President

John A. Butler                            Treasurer

William M. Ojile, Jr.                     Secretary